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                            GRAUBARD MOLLEN & MILLER
                                600 Third Avenue
                            New York, New York 10016

                                                                December 2, 1999

b2bstores.com Inc.
249 East Ocean Boulevard
Long Beach, California 90802

         Re:      Initial Public Offering

Ladies and Gentlemen:

         We have acted as counsel for b2bstores.com, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the registration statement (the "Registration Statement") filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the public offering by the Company (the "Offering") of (i) up to an aggregate of 4,025,000 shares (the "Company Shares") of the Company's common stock, $.01 par value (the "Common Stock"), including 525,000 shares purchasable by the underwriters upon exercise of their over-allotment option, (ii) warrants ("Representatives' Warrants") to purchase up to an aggregate of 350,000 shares of Common Stock to be issued by the Company to Gaines, Berland Inc. and Nolan Securities Inc., the representatives of the underwriters of the Offering and (iii) up to an aggregate of 350,000 shares of Common Stock issuable upon the exercise of the Representatives' Warrants. This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-B under the Act. In rendering the opinion set forth below, we have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company's Certificate of Incorporation, as amended; (c) the Company's Amended and Restated Bylaws; (d) certain records of the Company's corporate proceedings as reflected in its minute books; and (e) such statutes, records and other documents as we have deemed relevant.

         In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed.

         Based upon the foregoing, we are of the opinion that:

         1. The Company Shares, upon issuance by the Company in the manner and for the consideration contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable.

         2. The Representatives' Warrants, when issued by the Company to the Representatives when issued in accordance with the terms of the Representatives' Warrants and in the manner provided in the Registration Statement, will be legally issued, fully paid and nonassessable.


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         3. The shares of Common Stock to be issued by the Company upon the exercise of the Representatives' Warrants, when issued in accordance with the terms of the Representatives' Warrants and in the manner provided in the Registration Statement, will be legally issued, fully paid and nonassessable.

         We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the references to this Firm under the caption "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission thereunder.


                                                   Very truly yours,

                                                   /s/ Graubard Mollen & Miller
                                                   ----------------------------
                                                       GRAUBARD MOLLEN & MILLER